                                                                 Exhibit (99) A.


                                   ECOLAB INC.
                    CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)




                                                       One-Month
                                                      Period Ended
(thousands, except per share)                       January 31, 1995
                                                    ----------------

Net Sales                                              $ 98,071

Cost of Sales                                            44,560
Selling, General and Administrative
  Expenses                                               46,121
                                                       --------

Operating Income                                          7,390

Interest Expense, Net                                       901
                                                       --------

Income Before Income Taxes and
  Equity in Loss of Joint
  Venture                                                 6,489

Provision for Income Taxes                                2,609

Equity in Loss of Henkel-
  Ecolab Joint Venture                                     (144)
                                                       --------

Net Income                                             $  3,736
                                                       --------
                                                       --------

Net Income Per Common Share                            $   0.06

Average Common Shares Outstanding                        67,671













See note to condensed consolidated statement of income.

                                   ECOLAB INC.
                NOTE TO CONDENSED CONSOLIDATED STATEMENT OF INCOME






On December 7, 1994, the company merged with Kay Chemical Company and affiliates ("Kay"). The merger has been accounted for as a pooling of interests and, accordingly, the company's consolidated financial statements were restated to include the accounts and operations of Kay for all periods prior to the merger.

The unaudited condensed consolidated statement of income for the one-month period ended January 31, 1995 (the "statement") is presented solely for the purpose of complying with the Securities and Exchange Commission's interpretation of the Accounting Principles Board Opinion No. 16, "Business Combinations," related to the ability of certain shareholders to sell shares of the Company subsequent to the merger. The statement includes the accounts and operations of Kay, as well as the company and all of its other subsidiaries. The statement reflects, in the opinion of management, all adjustments necessary for a fair statement of the results of operations for the one-month period ended January 31, 1995. The results of operations for any interim period are not necessarily indicative of results for the full year.
The statement should be read in conjunction with the consolidated financial statements of the company as of and for the years ended December 31, 1994, 1993 and 1992 which are included under Item 7 of this Form 8-K.